Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

FS SERIES TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (the “Act”) (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First:	The name of the Trust is: FS Series Trust.

• Second:	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company Corporation Trust Center
1209 Orange Street
Wilmington, New Castle County, Delaware 19801

• Third:	The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (I5 U.S.C. §§ 80-a-l et seq.).

• Fourth:	The Agreement and Declaration of Trust of the Trust provides for the issuance of one or more series (the “Series”) of shares of beneficial interests in the Trust, which series are divisible into any number of classes representing interest in the assets belonging to that series. To the extent required by Section 3804(a) of the Act in order to give effect to the limitation on inter-Series liabilities set forth in the Agreement and Declaration of Trust, (i) separate and distinct records shall be maintained for each Series; (ii) the assets held with respect to each Series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets held with respect to all other Series and the general assets of the Trust not allocated to such Series; and/or (iii) the records maintained for each Series shall account for the assets held with respect to such Series separately from the assets of any other Series and from the general assets of the Trust not allocated to such Series. Pursuant to the Agreement and Declaration of Trust, all liabilities held with respect to a particular Series shall be enforceable against the assets held with respect to such Series only and not against the assets of the Trust generally or against the assets held with respect to any other Series and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Trustee of the Trust named below has duly executed this Certificate of Trust as of the 28th day of November, 2016.

By:	/s/ Robert Schmidt
Trustee

Name:	Robert Schmidt
Typed or Printed

[Certificate of Trust – FS Series Trust]